Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY REPORTS
FIRST QUARTER 2011 OPERATING RESULTS

▪	Completed Acquisition of IRP and Logan & Kanawha in April

▪	Reached Agreements to Sell Approximately 800,000 Tons of 2011 Thermal and Met Coal at an Average Sales Price of $132.32

▪	Maintaining Significant Leverage to Strong Metallurgical Coal Markets

▪	Q-1 Financial Results Impacted by M&A Transactions and Several Other Short-Term Factors

▪	Conference Call Slides Posted to Company Website

RICHMOND, VA, May 10, 2011 - James River Coal Company (NASDAQ: JRCC), today announced that it had net loss of $7.6 million or $0.28 per fully diluted share for the first quarter of 2011.  This is compared to net income of $23.2 million or $0.84 per fully diluted share for the first quarter of 2010.

Peter T. Socha, Chairman and Chief Executive Officer commented: “This was an incredibly busy quarter for James River Coal Company.  We substantially completed a very large acquisition, we completed three large capital markets transactions, and we continued to implement new and enhanced mining regulations.  While all of these items had a short-term negative impact on our financial results during the quarter, we expect all of them to have a significant positive impact later this year and into 2012.  We are heading into stronger coal markets with a larger base of operations, a broader product portfolio, and a much stronger financial profile.  We believe we are very well positioned for the future.”

QUARTERLY RESULTS

The following tables show selected operating results for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010 (in 000’s except per ton amounts).

Total Results	Three Months Ended March 31,
	2011		2010
	Total	Per Ton	Total	Per Ton

Company and contractor production (tons)	2,123		2,305
Coal purchased from other sources (tons)	46		19
Total coal available to ship (tons)	2,169		2,324

Coal shipments (tons)	2,073		2,400
Coal sales revenue	$164,582	79.39	$184,601	76.92
Cost of coal sold	133,546	64.42	129,317	53.88
Depreciation, depletion, & amortization	16,035	7.74	16,358	6.82
Gross profit	15,001	7.24	38,926	16.22
Selling, general & administrative	9,370	4.52	9,319	3.88
Acquisition costs	4,645	2.24	-	-
Operating income	986	0.48	29,607	12.34

Adjusted EBITDA plus acquisition costs (1)	$23,702	11.43	$48,124	20.05

(1)	Adjusted EBITDA plus acquisition costs is defined under "Reconciliation of Non-GAAP Measures" in this release.
Adjusted EBITDA is used to determine compliance with financial covenants in our revolving credit facility

Segment Results	Three Months Ended March 31,
	2011		2010

	CAPP	Midwest	CAPP	Midwest

Company and contractor production (tons)	1,455	668	1,550	755
Coal purchased from other sources (tons)	46	-	19	-
Total coal available to ship (tons)	1,501	668	1,569	755

Coal shipments (tons)	1,415	658	1,662	738
Coal sales revenue	$137,586	26,997	$155,564	29,037
Average sales price per ton	97.23	41.03	93.60	39.35

Cost of coal sold	$108,699	24,847	$106,740	22,577
Cost of coal sold per ton	76.82	37.76	64.22	30.59

Cost Bridge	Q-4 2010 vs. Q-1 2011

	CAPP	Midwest

Beginning cash costs (Q-4 2010)	$75.14	33.82
Labor and benefits	(0.60)	1.24
Variable costs (diesel, explosives, etc.)	2.37	1.43
Other	(0.09)	1.27
Ending cash costs (Q-1 2011)	$76.82	37.76

LIQUIDITY AND FREE CASH FLOW

As of March 31, 2011, the Company had available liquidity of $559.5 million calculated as follows (in millions):

Unrestricted Cash	$553.3
Availability under the Revolver	65.0
Letters of Credit issued under the Revolver	(58.8)

Available Liquidity	$559.5

Restricted Cash and short term investments	$302.4

As of March 31, 2011, we had pro forma cash and cash equivalents of $172.2 million as adjusted for the cash estimated to be paid to complete the IRP acquisition, the release from escrow of $278.9 million of the proceeds from the 2019 Senior Note issuance and the June 2011 repayment of $150.0 million of our 2012 Senior Notes.

Capital Expenditures for the first quarter of 2011 were $20.1 million.

IRP

On April 18, 2011, the Company completed the acquisition of International Resource Partners LP and its subsidiary companies (IRP) for $475.0 million in cash, subject to certain adjustments as set forth in the purchase agreement. The Company’s preliminary estimate of the working capital adjustment is that it will increase the purchase price by approximately $31.5 million.  The majority of this adjustment was due to an increase in accounts receivable associated with met coal shipments in early April.   IRP did not have any debt at the time of the acquisition.

IRP is a fully integrated coal company focused on producing and marketing high quality metallurgical and steam coal in Central Appalachia. IRP produces and sells various grades of metallurgical and steam coal from underground and surface mining operations in southern West Virginia and eastern Kentucky. IRP’s customer base consists of domestic steel and coke producers, international steel producers and domestic electric utilities. IRP currently operates nine mines, including five underground mines and four surface mines.

For the year ended December 31, 2010, IRP had revenues of $490.3 million and pretax income at the partnership level of $51.3 million.  IRP’s coal reserves and resources are located in West Virginia and Kentucky. As of December 31, 2010, IRP controlled approximately 136 million tons of coal reserves and resources, consisting of approximately 61 million tons of metallurgical coal and an estimated 75 million tons of steam coal. IRP leases a substantial portion of its coal reserves and resources from various third-party landowners.

For the three months ended March 31, 2011, on a consolidated basis, IRP had the following preliminary operating results:

Tons shipped	1.2	million
Average sales price (excl. transportation)	$127.52	per ton
Capital Expenditures	$7.4	million
Selling, general & administrative	$6.8	million

SALES POSITION AND MARKET COMMENTS

As of May 9, 2011, we had the following agreements to ship coal at a fixed and known price on a pro forma basis to include IRP’s sales position (in 000’s except per ton amounts):

	2011 Priced (1)
	As of February 24, 2011		As of May 9, 2011		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP (3)	8,754	$108.79	9,550	$110.75	796	$132.32
Midwest (2)	2,609	$42.84	2,609	$42.84	-	$-

	2012 Priced
	As of February 24, 2011		As of May 9, 2011		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP (3)	1,113	$98.97	1,665	$92.87	552	$80.57
Midwest (2)	1,560	$43.42	1,560	$43.42	-	$-

2013 Priced
	As of February 24, 2011		As of May 9, 2011		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP (3)	-	$-	-	$-	-	$-
Midwest (2)	990	$44.10	990	$44.10	-	$-

(1)	2011 includes all tons that have been shipped and tons with agreements for fixed prices for the remainder of the year, including carryover tons.
(2)	The prices for the Midwest are minimum base price amounts adjusted for projected fuel escalators.
(3)	The CAPP numbers include the commitments of IRP (excluding transportation and hauling revenue) including a proforma amount in 2011 to include the period prior to acquisition

Mr. Socha commented: “We are very pleased with the coal markets during the past several months.  The demand for metallurgical coal continues to be strong.  This is particularly true in Asia, India, and Europe.  While we expect to see short-term fluctuations in the met coal markets, the fundamental trend continues to be that demand will exceed supply for a multi-year period.  In the thermal coal market, demand and prices in the European and Asian markets have greatly improved during 2011.  We expect to sell CAPP coal into these markets in the future.  Most importantly, we have been pleased to see improved inquiry and sales activity for domestic thermal coal.  We have sold over 1 million tons of 2011 and 2012 thermal coal to the US markets during the past several months.  While pricing still remains below our hope and expectations, it is clear that the inventory overhang is coming down.”

GUIDANCE

James River Coal Company will provide guidance in the third quarter earnings release.

CONFERENCE CALL, WEBCAST AND REPLAY:  The Company will hold a conference call with management to discuss the first quarter earnings May 10, 2011 at 11:00 a.m. Eastern Time.  The conference call can be accessed by dialing 877-340-2553, or through the James River Coal Company website at http://www.jamesrivercoal.com.  International callers, please dial 678-224-7860.  A replay of the conference call will be available on the Company’s website and also by telephone, at 800-642-1687 for domestic callers.  International callers, please dial 706-645-9291: pass code 63392909.

James River Coal Company is one of the leading coal producers in Central Appalachia and the Illinois Basin.  The company sells metallurgical, bituminous steam and industrial-grade coal to electric utility companies and industrial customers both domestically and internationally.  The Company's operations are managed through eight operating subsidiaries located throughout eastern Kentucky, southern West Virginia and southern Indiana.  Additional information about James River Coal can be found at its web site www.jamesrivercoal.com.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward looking statements include, without limitation, statements regarding future contract mine production, costs market improvements, and industry demand.  These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; our dependency on one railroad for transportation of a large percentage of our products; failure to exploit additional coal reserves; the risk that reserve estimates are inadequate; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased cost of raw materials; the effects of litigation, regulation and competition; lack of availability of financing sources; our compliance with debt covenants; the risk that we are unable to successfully integrate acquired assets into the business; our cash flows, results of operation or financial condition; the consummation of acquisition, disposition or financing transactions and the effect thereof on our business; governmental policies and regulatory actions; legal and administrative proceedings, settlements, investigations and claims; weather conditions or catastrophic weather-related damage; our production capabilities; availability of transportation; market demand for coal, electricity and steel; competition; our relationships with, and other conditions affecting, our customers; employee workforce factors; our assumptions concerning economically recoverable coal reserve estimates; future economic or capital market conditions; our plans and objectives for future operations and expansion or consolidation; our ability to integrate successfully operations that we may acquire or develop in the future, including those of IRP, or the risk that any such integration could be more difficult, time-consuming or costly than expected; the consummation of financing transactions, acquisitions or dispositions and the related effects on our business; uncertainty of our expected financial performance following completion of the IRP Acquisition; disruption from the IRP Acquisition making it more difficult to maintain relationships with customers, employees or suppliers; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2011	December 31, 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$553,337	180,376
Trade receivables	48,442	59,970
Inventories:
Coal	34,851	23,305
Materials and supplies	14,544	13,690
Total inventories	49,395	36,995
Prepaid royalties	6,549	6,039
Other current assets	5,237	5,991
Total current assets	662,960	289,371
Property, plant, and equipment, net	389,888	385,652
Goodwill	26,492	26,492
Restricted cash and short term investments	302,360	23,500
Other assets	42,241	59,554
Total assets	$1,423,941	784,569

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$46,182	57,300
Accrued salaries, wages, and employee benefits	7,751	7,744
Workers' compensation benefits	9,000	9,000
Black lung benefits	2,282	2,282
Accrued taxes	5,947	4,924
Other current liabilities	20,151	16,496
Total current liabilities	91,313	97,746
Long-term debt, less current maturities	721,824	284,022
Other liabilities:
Noncurrent portion of workers' compensation benefits	57,006	55,944
Noncurrent portion of black lung benefits	44,344	43,443
Pension obligations	11,007	11,968
Asset retirement obligations	45,392	43,398
Other	646	665
Total other liabilities	158,395	155,418
Total liabilities	971,532	537,186
Commitments and contingencies
Shareholders' equity:
Preferred stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 35,426,851 and 27,779,351 shares as of March 31, 2011 and December 31, 2010	354	278
Paid-in-capital	537,044	324,705
Accumulated deficit	(66,197)	(58,593)
Accumulated other comprehensive loss	(18,792)	(19,007)
Total shareholders' equity	452,409	247,383
Total liabilities and shareholders' equity	$1,423,941	784,569

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010

Revenues	$164,582	184,601
Cost of sales:
Cost of coal sold	133,546	129,317
Depreciation, depletion and amortization	16,035	16,358
Total cost of sales	149,581	145,675
Gross profit	15,001	38,926
Selling, general and administrative expenses	9,370	9,319
Acquisition costs	4,645	-
Total operating income	986	29,607
Interest expense	7,851	7,381
Interest income	(55)	(4)
Miscellaneous income, net	(121)	(42)
Total other expense, net	7,675	7,335
Income (loss) before income taxes	(6,689)	22,272
Income tax expense (benefit)	915	(973)
Net income (loss)	$(7,604)	23,245
Earnings (loss) per common share
Basic earnings (loss) per common share	$(0.28)	0.84
Diluted earnings (loss) per common share	$(0.28)	0.84

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(7,604)	23,245
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion, and amortization	16,035	16,358
Accretion of asset retirement obligations	801	821
Amortization of debt discount and issue costs	2,119	1,882
Stock-based compensation	1,178	1,420
Deferred income tax benefit	944	-
Changes in operating assets and liabilities:
Receivables	11,528	(23,857)
Inventories	(11,077)	5,406
Prepaid royalties and other current assets	244	547
Restricted cash	-	29,907
Other assets	1,323	549
Accounts payable	(11,118)	(8,077)
Accrued salaries, wages, and employee benefits	7	3,675
Accrued taxes	1,023	2,938
Other current liabilities	3,808	4,671
Workers' compensation benefits	1,062	668
Black lung benefits	1,043	707
Pension obligations	(764)	(508)
Asset retirement obligations	(460)	(17)
Other liabilities	(19)	-
Net cash provided by operating activities	10,073	60,335
Cash flows from investing activities:
Additions to property, plant, and equipment	(20,094)	(13,972)
Net cash used in investing activities	(20,094)	(13,972)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	505,000	-
Proceeds of Senior Notes held in escrow	(278,860)	-
Net proceeds from issuance of common stock	170,610	-
Debt issuance costs	(13,768)	(1,165)
Net cash provided by (used in) financing activities	382,982	(1,165)
Increase in cash	372,961	45,198
Cash and cash equivalents at beginning of period	180,376	107,931
Cash and cash equivalents at end of period	$553,337	153,129

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Reconciliation of Non GAAP Measures
(in thousands)
(unaudited)

EBITDA is used by management to measure operating performance.  We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance.  We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates.  In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA is defined as EBITDA as further adjusted for certain cash and non-cash charges as specified in our revolving credit facility and is used in several of the covenants in that facility.  Adjusted EBITDA plus acquisition costs further adjusts Adjusted EBITDA to add back certain non-recurring costs incurred in connection with the IRP acquisition that may not reflect the trend of future results.  We believe that Adjusted EBITDA plus acquisition costs presents a useful measure of our ability to service and incur debt on an ongoing basis.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA plus acquisition costs are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity.  Because not all companies use identical calculations, this presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA plus acquisition costs may not be comparable to other similarly titled measures of other companies.  Additionally, EBITDA, Adjusted EBITDA, and Adjusted EBITDA plus acquisition costs are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.

	Three Months Ended March 31,
	2011	2010

Net income (loss)	$(7,604)	23,245
Income tax expense (benefit)	915	(973)
Interest expense	7,851	7,381
Interest income	(55)	(4)
Depreciation, depletion, and amortization	16,035	16,358
EBITDA (before adjustments)	$17,142	46,007
Other adjustments specified in our current debt agreement:	1,915	2,117
Adjusted EBITDA	$19,057	48,124
Acquisition costs	4,645	-
Adjusted EBITDA plus acquisition costs	$23,702	48,124